MCMURDO LAW GROUP, LLC Matthew C. McMurdo | 917 318 2865 | matt@nannaronelaw.com	1185 Avenue of the Americas 3rd Floor New York, NY 10036

September 16, 2022

SOFTWARE EFFECTIVE SOLUTIONS CORP.

6500 River Place Blvd, Building 7, Suite 250

Austin, TX 78730

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

I am counsel for Software Effective Solutions Corp., a Louisiana corporation (the “Company”), in connection with the proposed public offering by the Company of up to 125,000,000 Shares of common stock, $0.001 par value per share (“Common Stock”), of the Company under the Securities Act of 1933, as amended, through an Offering Statement on Form 1-A (the “Offering Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about September 16, 2022.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1)Certificate of Incorporation, of the Company as filed with the Secretary of State of Louisiana;

(2)By-laws of the Company;

(3)Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4)The Offering Statement; and

(5)The other exhibits of the Offering Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 125,000,000 shares of Common Stock being offered by the Company will be legally, issued, fully paid and non-assessable when issued, pursuant to the laws of the State of Louisiana and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

MCMURDO LAW GROUP, LLC

/s/ Matthew McMurdo, Esq.

Matthew McMurdo, Esq.